CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-267506), Forms S-8 (File Nos. 333-260257, 333-268074 and 333-272238), and Form S-1 (File No. 333-264366) of our report dated April 9, 2024 with respect to the audited consolidated financial statements of Greenidge Generation Holdings Inc. and its subsidiaries (collectively, the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
April 9, 2024